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                                                                   OMB APPROVAL
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                                                        Expires: March 31, 2006

                                                         SEC File Number 0-29583
                                                        CUSIP Number 545754 10 3


                       SECURITIES AND EXCHANGE COMMISSION
                              WASHINGTON D.C. 20549

                                   FORM 12b-25

                           NOTIFICATION OF LATE FILING

(Check One):

     |_| Form 10-K       |_|  Form 11-K      |_|  Form 20-F      |X| Form 10-Q
     |_| Form N-SAR      |_|  Form N-CAR

        For Period Ended:    June 30, 2004

|_| Transition Report on Form 10-K      |_| Transition Report on Form 10-Q
|_| Transition Report on Form 20-F      |_| Transition Report on Form N-SAR
|_| Transition Report on Form 11-K

        For the Transition Period Ended: _________________________

     Nothing in this form shall be construed to imply that the Commission has verified any information contained herein.

     If the notification relates to a portion of the filing checked above,
identify the item(s) to which the notification relates:   NOT APPLICABLE



                                     PART I
                             REGISTRANT INFORMATION

Full name of registrant:            LOUDEYE CORP.

Former name if applicable:          NOT APPLICABLE

Address of principal executive office (Street and number):
1130 Rainier Avenue South

City, state and zip code:  Seattle, Washington 98144

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                                     PART II

                             RULE 12b-25(b) AND (c)

       If the subject report could not be filed without unreasonable effort or expense and the registrant seeks relief pursuant to Rule 12b-25(b), the following should be completed.
(Check box if appropriate.)


|X| (a) The reasons described in reasonable detail in Part III of this form could not be eliminated without unreasonable effort or expense;

|X| (b) The subject annual report, semi-annual report, transition report on Form 10-K, 20-F, 11-K, Form N-SAR or Form N-CAR, or portion thereof will be filed on or before the 15th calendar day following the prescribed due date; or the subject quarterly report or transition report on Form 10-Q, or portion thereof will be filed on or before the fifth calendar day following the prescribed due date; and

     (c) The accountant's statement or other exhibit required by Rule 12b-25(c) has been attached if applicable.


                                    PART III

                                    NARRATIVE


       State below in reasonable detail the reasons why Form 10-K, 11-K, 20-F, 10-Q, N-SAR, N-CAR or the transition report portion thereof could not be filed within the prescribed time period.

       The Company is unable to file its Form 10-Q for the period ended June 30, 2004 within the prescribed time. The Company acquired On Demand Distribution Ltd. ("OD2") during the subject quarter and requires additional time in order to complete its accounting for the acquisition in accordance with SFAS No. 141, Business Combinations, and to prepare required disclosures for the report. The Company expects to file the report on or before August 23, 2004.


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                                     PART IV
                                OTHER INFORMATION

     (1) Name and telephone number of person to contact in regard to this notification: Larry Madden. (206) 832-4000.

     (2) Have all other periodic reports required under Section 13 or 15(d) of the Securities Exchange Act of 1934 or Section 30 of the Investment Company Act of 1940 during the preceding 12 months or for such shorter period that the Registrant was required to file such report(s) been filed? If the answer is no, identify report(s).

                                 |X| Yes |_| No

     (3) Is it anticipated that any significant change in results of operations from the corresponding period for the last fiscal year will be reflected by the earnings statements to be included in the subject report or portion thereof?

                                 |_| Yes |X| No

     If so: attach an explanation of the anticipated change, both narratively and quantitatively, and, if appropriate, state the reasons why a reasonable estimate of the results cannot be made.




                                  LOUDEYE CORP.
                  (Name of Registrant as Specified in Charter)

Has caused this notification to be signed on its behalf by the undersigned thereunto duly authorized.


Date: August 16, 2004        By:    /s/ Lawrence J. Madden
                                  ------------------------
                                    LAWRENCE J. MADDEN
                                    EXECUTIVE VICE PRESIDENT AND CHIEF
                                        FINANCIAL OFFICER

            Instruction. The form may be signed by an executive officer of the registrant or by any other duly authorized representative. The name and title of the person signing the form shall be typed or printed beneath the signature. If the statement is signed on behalf of the registrant by an authorized representative (other than an executive officer), evidence of the representative's authority to sign on behalf of the registrant shall be filed with the form.


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